Exhibit 1

August 17, 2013

BIND Therapeutics, Inc.

325 Vassar Street

Cambridge, MA 02139

CREDIT SUISSE SECURITIES (USA) LLC,

COWEN AND COMPANY, LLC,

As Representatives of the Several Underwriters,

c/o	Credit Suisse Securities (USA) LLC

Eleven Madison Avenue,

New York, NY 10010-3629

c/o	Cowen and Company, LLC

599 Lexington Avenue, 27th Floor

New York, NY 10022

Dear Sirs:

As an inducement to the Underwriters to execute the Underwriting Agreement (the “Underwriting Agreement”), pursuant to which an offering (the “Offering”) will be made that is intended to result in the establishment of a public market for the common stock, $0.0001 par value per share (the “Securities”) of BIND Therapeutics, Inc., and any successor (by merger or otherwise) thereto, (the “Company”), the undersigned hereby agrees that during the period commencing on the date of this letter agreement (this “Lock-Up Agreement”) and ending 180 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement, to which you are or expect to become parties (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Cowen and Company, LLC (together with Credit Suisse, the “Representatives”), in each case, other than (A) transfers of Securities or such other securities as a bona fide gift or gifts or by testate succession or intestate distribution, (B) any Securities acquired by the undersigned in the open market or in the Offering (other than any Company-directed Securities purchased in the Offering by an officer or director of the Company), (C) the exercise of stock options or other similar awards granted pursuant to the Company’s equity incentive plans; provided that such restriction shall apply to any of the undersigned’s Securities issued upon such exercise, (D) any Securities or such other securities that are used for the primary purpose of satisfying any tax or other governmental withholding obligation, through cashless surrender or otherwise, with respect to any award of equity-based compensation granted pursuant to the Company’s equity incentive plans or in connection with tax or other obligations as a result of testate succession or intestate distribution, (E) the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provided that no sales of the undersigned’s Securities shall be made pursuant to such a Plan prior to the expiration of the 180-day period referred to above, (F) transfers not involving a disposition for value to a member or members of the undersigned’s family or to a trust, the direct or indirect beneficiaries of which are the undersigned and/or a member or members of his or her family, (G) distributions not involving a disposition for value of Securities or such other securities to members, partners or stockholders of the undersigned or to any corporation, partnership or other person or entity that is a direct or indirect affiliate of the undersigned, and (H) the transfer of the undersigned’s Securities or any security convertible into or exercisable or exchangeable for Securities to the Company pursuant to any contractual arrangement in effect on the date of this Lock-Up Agreement that provides for the repurchase of the undersigned’s Securities or such other securities by the Company or in connection with the termination of the undersigned’s employment or other service relationship with the Company or the undersigned’s failure to meet certain conditions set out upon receipt of such Securities or other such securities; provided that in the case of any transfer or distribution pursuant to clause (A), (F), or (G), each donee, distributee or transferee shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (A), (B), or (D) through (G), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 180-day period referred to above). In addition, the undersigned agrees that, without the prior written consent of the Representatives, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

The restrictions contained herein shall not apply to any transfers, sales, tenders or other dispositions of Securities or any security convertible into or exercisable or exchangeable for Securities pursuant to a bona fide third party tender offer, merger, amalgamation, consolidation or other similar transaction made to or involving all holders of Securities or such other securities, pursuant to which one hundred percent (100%) ownership of the Company is transferred to such third party (including, without limitation, the entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Securities or other such securities in connection with such transaction, or vote any Securities or other such securities in favor of any such transaction); provided that if such tender offer merger, amalgamation, consolidation or other similar transaction is not completed, any Securities or any security convertible into or exercisable or exchangeable for Securities subject to this Lock-Up Agreement shall remain subject to the restrictions contained in this Lock-Up Agreement.

In furtherance of the foregoing, the Company and its transfer agent and registrar for the Securities are hereby authorized to decline to make any transfer of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions in this Lock-Up Agreement shall be equally applicable to any issuer-directed Securities the undersigned may purchase in the above-referenced offering.

If the undersigned is an officer or director of the Company, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Securities, the Representatives will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

In the event that during the Lock-Up Period, the Representatives waive any prohibition on the transfer of Securities held by any director or executive officer of the Company or any person or entity that beneficially owns 5% or more of the outstanding Securities, the Representatives shall be deemed to have also waived the prohibitions set forth in this Lock-Up Agreement that would otherwise have applied to the undersigned with respect to the same percentage of the undersigned’s Securities as the relative percentage of aggregate Securities held by such party receiving the waiver which are subject to such waiver. The provisions of this paragraph will not apply: (1) unless and until the Representatives have first waived more than 0.5% of the Company’s total outstanding Securities from such prohibitions, (2) (a) if the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer, or (3) if the release or waiver is granted to a holder of Securities in connection with a follow-on public offering of such Securities pursuant to a registration statement on Form S-1 that is filed with the Securities and Exchange Commission. In the event that, as a result of this paragraph, any Securities held by the undersigned are released from the restrictions imposed by this Lock-Up Agreement, the Representatives shall use commercially reasonable efforts to notify the Company within one business day of the effective date of such release, and the Company, in turn, in consultation with the Representatives shall use commercially reasonable efforts to notify the undersigned within two business days thereafter that the same percentage of Securities held by the undersigned has been released; provided that the failure to give such notice to the Company or the undersigned shall not give rise to any claim or liability against the Company or the Underwriters, including the Representatives.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. The undersigned understands that, (i) if the Underwriting Agreement does not become effective on or before October 31, 2013 (provided, however, that the Company may extend the October 31, 2013 date by up to three months with written notice to the undersigned prior thereto), (ii) if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities to be sold thereunder, (iii) if the Representatives, on the one hand, or the Company, on the other hand, informs the other, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the Offering or (iv) the registration statement related to the Offering has been completely withdrawn prior to the closing of the Offering, the undersigned shall be released from all obligations under this Lock-Up Agreement. This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles thereof.

[Signature page follows]

Very truly yours,

RUSNANO
An open joint stock company organized and existing under the laws of Russian Federation

By:	/s/ Yurii Udaltsov
	Name:	Yurii Udaltsov
Deputy Chairman of Management Board
Address:
10A prospect 60-letiya Octyabrya
Moscow, Russia 117036

[Signature Page to Lock-Up Agreement]